As Filed with the Securities and Exchange Commission on June 6, 2023.

REGISTRATION NO. 333-217885

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-217885

UNDER THE SECURITIES ACT OF 1933

_____________________________________

STURM, RUGER & COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	06-0633559 (I.R.S. Employer Identification No.)

One Lacey Place, Southport, Connecticut (Address of Principal Executive Offices)	06890 (Zip Code)

The Sturm, Ruger & Company, Inc. 2017 Stock Incentive Plan

(Full Title of Plan)

Thomas A. Dineen

Sturm, Ruger & Company, Inc.

One Lacey Place

Southport, Connecticut 06890

(Name and Address of Agent for Service)

(203) 259-7843

(Telephone number, including area code, of agent for service)

_____________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 1, 2023 (the “Effective Date”), the stockholders of Sturm, Ruger & Company, Inc. a Delaware corporation (the “Registrant”), approved The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan (the “2023 Plan”). The total number of shares of the Registrant’s common stock, $1.00 par value per share (the “Common Stock”), that may be granted under the 2023 Plan includes, in addition to 1,000,000 new shares of Common Stock (included by the Registrant on a new Registration Statement on Form S-8 filed on June 6, 2023), (i) any shares of Common Stock that remained available for grant under The Sturm, Ruger & Company, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) as of the Effective Date and (ii) the undelivered shares subject to outstanding awards granted under the 2017 Plan that become available for future grants under the 2023 Plan as provided for in the 2023 Plan (the shares described in (i) and (ii), the “2017 Plan Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to Registration Statement on Form S-8, File No. 333-217885, filed with the Securities and Exchange Commission on May 11, 2017 (the “Registration Statement”), is hereby filed to cover the issuance of 2017 Plan Shares pursuant to the 2023 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 22, 2023;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2023, filed with the Commission on May 3, 2023;

3.	The Registrant’s Current Reports on Form 8-K filed on February 22, 2023, February 24, 2023, May 3, 2023, May 5, 2023, and June 2, 2023; and

4.	The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A, filed with the Commission on May 25, 1990 and Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on February 20, 2020, including any amendments or reports filed for the purposes of updating this description.

In addition to the foregoing, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein), prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors, officers, employees and other individuals against expenses, judgments, fines and amounts paid in settlement in connection with specified actions, proceedings or suits (other than “derivative actions” brought by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. The DGCL also allows for the indemnification of such persons in derivative actions under certain circumstances. The Registrant’s certificate of incorporation and bylaws obligate the Registrant to indemnify the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL and other applicable law. In addition, each indemnitee also has the right to be paid by the Registrant for the expenses incurred (including attorney’s fees) in connection with any action, proceeding or suit in advance of the final disposition of such action, proceeding or suit upon delivery to the Registrant of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified by the Registrant or authorized by law. The Registrant maintains liability insurance for the benefit of its officers and directors (subject to certain exclusions and limitations) against certain liabilities. The Registrant has also entered into individual indemnification agreements with its directors.

The above discussion of the DGCL and of the Registrant’s certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, certificate of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a full list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item 8 by reference.

Item 9. Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southport, State of Connecticut on June 6, 2023.

STURM, RUGER & COMPANY, INC.

By:	/s/ Thomas A. Dineen
	Name:	Thomas A. Dineen
	Title:	Principal Financial Officer, Principal Accounting Officer, Senior Vice President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher J. Killoy	President, Chief Executive Officer and	June 6, 2023
Christopher J. Killoy	Director (Principal Executive Officer)

/s/ Thomas A. Dineen	Senior Vice President,	June 6, 2023
Thomas A Dineen	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ John A. Cosentino, Jr.	Director	June 6, 2023
John A. Cosentino, Jr.

/s/ Michael O. Fifer	Director	June 6, 2023
Michael O. Fifer

/s/ Sandra S. Froman	Director	June 6, 2023
Sandra S. Froman

/s/ Rebecca S. Halstead	Director	June 6, 2023
Rebecca S. Halstead

/s/ Terrence G. O’Connor	Director	June 6, 2023
Terrence G. O’Connor

/s/ Amir P. Rosenthal	Director	June 6, 2023
Amir P. Rosenthal

/s/ Ronald C. Whitaker	Director	June 6, 2023
Ronald C. Whitaker

/s/ Phillip C. Widman	Director	June 6, 2023
Phillip C. Widman

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant, as amended.

4.2	Amended and Restated By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K previously filed by the Registrant on November 13, 2019).

5.1	Opinion of Patterson Belknap Webb & Tyler LLP

23.1	Consent of RSM US LLP, Independent Registered Public Accounting Firm

23.2	Consent of Patterson Belknap Webb & Tyler LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)

99.1	The Sturm, Ruger & Company, Inc. 2017 Stock Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2017)